AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON AUGUST 4, 2006
                           REGISTRATION NO. _________
===============================================================================

                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM S-8
             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                          GLOBETEL COMMUNICATIONS CORP.
              -----------------------------------------------------
             (Exact name of registrant as specified in its charter)

          Delaware                                              88-0292161
------------------------------                            ---------------------
(State or other jurisdiction of                               (IRS Employer
incorporation or organization)                            Identification Number

                           9050 Pines Blvd. Suite 255
                            Pembroke Pines, FL 33024
                    ----------------------------------------
                    (Address of Principal Executive Offices)

                         2004 Employee Stock Option Plan
                    ----------------------------------------
                            (Full title of the Plan)

                                  Timothy Huff
                             Chief Executive Officer
                           9050 Pines Blvd. Suite 255
                            Pembroke Pines, FL 33024
                    ----------------------------------------
                     (Name and address of agent for service)

                                 (954) 241-0590
          -------------------------------------------------------------
          (Telephone number, including area code, of agent for service)

                                   ----------

                        With copies of correspondence to:

                           Jonathan D. Leinwand, Esq.
                           9050 Pines Blvd., Suite 255
                            Pembroke Pines, FL 33024
                         (954) 241-0590/Fax 954-252-4265

                         CALCULATION OF REGISTRATION FEE

==================================================================================================================
                                               Proposed maximum
Title of securities          Amount to be       offering price         Aggregate Maximum           Amount of
to be registered              registered         per share (1)          Offering Amount       registration fee (2)
----------------              ----------         -------------          ---------------       --------------------
Common stock,
   $.00001 par value           204,828               $0.58                   $118,800                $12.79

================================================================================
      (1) Estimated pursuant to Rule 457(c) and (h) solely for the purposes of calculating amount of the registration fee; upon the basis of the average of the price of the Common Stock as quoted on the American Stock Exchange on July 31, 2006.

      (2) Amount of the registration fee was calculated pursuant to Section 6(b) of the Securities Act, and was determined by multiplying the aggregate offering amount by 0.0001077.

PART I

              INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS

      The document(s) containing the information specified in Part I will be sent or given to employees as specified by Rule 428(b)(1). Such documents are not being filed with the Commission either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424. Such documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II of this Form, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference

The documents listed below are incorporated by reference in this Registration Statement.

o Our latest annual report on Form 10-K filed pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act") for the fiscal year ended December 31, 2005.

o     Our Quarterly Reports on Form 10-Q for the quarter ended March 31, 2006.

o All other reports filed pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the fiscal year covered by the annual report incorporated by reference herein pursuant to (a) above.

All documents filed by the Registrant pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date hereof and prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents.

Item 4. Description of Securities

      Not Applicable.

Item 5. Interests of Named Experts and Counsel

      Jonathan Leinwand, Esq., who has provided a legal opinion regarding the validity of the issuance of these shares is the general counsel of Globetel Communications Corp.

Item 6. Indemnification of Directors and Officers

Article NINTH of the Registrant's Certificate of Incorporation, provides:

The Registrant shall, to the fullest extent legally permissible under the provisions of the General Corporation Law of State of Delaware, as the same may be amended and supplemented, indemnify and hold harmless any and all persons whom it shall power to indemnify under said provisions from and against all liabilities (including expenses) imposed upon or reasonably incurred by him or her in connection with any action, suit or other proceeding in which he or she may be involved or with which he or she may be threatened, or other matters referred to in or covered by said provisions both as to action in his or her official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director or officer of the Registrant. Such indemnification provided shall not be deemed exclusive of any other rights to which those indemnified may be entitled under any By-law, Agreement or Resolution adopted by the shareholders entitled to vote thereon after notice.

Article EIGHTH of the Registrant's Certificate of Incorporation, provides:

No director of the Registrant shall be personally liable to the Registrant or its stockholders for monetary damages for breach of fiduciary duty as a director; provided, however, that nothing in this Article EIGHTH shall eliminate or limit the liability of any director (i) for breach of the director's duty of loyalty to the Registrant or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or knowing violation of law,
(iii) under Section 174 of the General Corporation Law of the State of Delaware, or (iv) for any transaction from which the director derived an improper personal benefit. Neither the amendment nor repeal of this Article EIGHTH, nor the adoption of any provision of the Certificate of Incorporation inconsistent with this Article EIGHTH, shall eliminate or reduce the effect of this Article EIGHTH in respect of any matter occurring, or any cause of action, suit or claim that, but for this Article EIGHTH, would accrue or arise, prior to such amendment, repeal or adoption of an inconsistent provision.

Item 7. Exemption from Registration Claimed

      None

Item 8. Exhibits

   Exhibits
     Number       Document Description

      5.1         Opinion of Jonathan D. Leinwand, P.A.

      23.1        Consent of Dohan and Company, CPA's, P.A.

      23.2 Consent of Jonathan D. Leinwand, P.A. (contained in its opinion filed as Exhibit 5.1 hereto)

      99.1 Mutual Release and Separation Agreement (incorporated by reference to and as previously filed with Form S-8 dated August 31, 2005)

      99.2 2004 Employee Stock Option Plan (incorporated by reference to and as previously filed with the Company's Proxy Statement (Form DEF-14A) dated July 12, 2005)

Item 9. Undertakings

      (a) Rule 415 Offering.

GlobeTel Communications Corp. hereby undertakes:

      (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

      (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

      (ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof), which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

      (iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

            provided, however, that the undertakings set forth in paragraphs
            (a)(1)(i) and (a)(1)(ii) above do not apply if this Registration Statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by us pursuant to
            Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this Registration statement.

      (2) That, for the purpose of determining any liability under Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities as that time shall be deemed to be the initial bona fide offering thereof; and

      (3) To remove from registration by means of post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

      (b) Filings Incorporating Subsequent Exchange Act Documents by Reference.

GlobeTel Communications Corp. hereby undertakes that, for the purposes of determining any liability under the Securities Act of 1933, each filing of our annual report pursuant to Section 13(a) or Section 15(b) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of
1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      (h) Indemnification for Liabilities.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of GlobeTel Communications Corp. pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by GlobeTel Communications Corp. of expense incurred or paid by a director, officer or controlling person in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of an appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

                                   SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, GlobeTel Communications Corp. certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Pembroke Pines, Florida, on August 1, 2006.

                                          GlobeTel Communications Corp.


                                          By: /s/ Timothy M. Huff
                                              ----------------------------------
                                              Timothy M. Huff
                                              Chief Executive Officer/Director

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

     Signature                                     Title                     Date
     ---------                                     -----                     ----
/s/ J. Randolph Dumas
------------------------------------
    J. Randolph Dumas.                     Chairman of the Board        August 1, 2006

/s/ Timothy M. Huff                        Chief Executive Officer      August 1, 2006
------------------------------------         and Director
    Timothy M. Huff

/s/ Lawrence Lynch                         Chief Financial Officer      August 1, 2006
------------------------------------
    Lawrence Lynch

/s/ Dorian Klein
------------------------------------
    Dorian Klein                           Director                     August 1, 2006

/s/ Michael Castellano
------------------------------------
    Michael Castellano                     Director                     August 1, 2006

/s/ Amb. Ferdinando Salleo
---------------------------------
Amb. Ferdinando Salleo                     Director                     August 1, 2006

                                  Exhibit Index

Exhibit Number    Description

5.1               Opinion of Jonathan D. Leinwand, Esq..

23.1              Consent of Dohan and Company, CPA's, P.A.

23.2 Consent of Jonathan D. Leinwand, Esq. (contained in the opinion filed as Exhibit 5.1 hereto)

99.1 Mutual Release and Separation Agreement (incorporated by reference to and as previously filed with Form S-8 dated August 31, 2005)

99.2 2004 Employee Stock Option Plan (incorporated by reference to and as previously filed with the Company's Proxy Statement (Form DEF-14A) dated July 12, 2005)